EXHIBIT 99.1

Sharps Compliance Corp. Reports Third Quarter Fiscal 2010 Financial Results

  Overall revenue decline due to major U.S. Government contract shifting from build-out to maintenance phase
  Revenue increases in the pharmaceutical, retail and professional markets
  Significant investments in operations infrastructure and sales and marketing initiatives
  Additional investments made in the PELLA-DRX™ Waste Conversion Process and rebranding efforts launched in the FY 2010 fourth quarter
  Exceptional balance sheet strength and financial flexibility with cash balance of $19.8 million, working capital of $23 million and no debt at March 31, 2010

HOUSTON, April 29, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today reported financial results for the third quarter of fiscal year 2010 ended March 31, 2010.

Revenue in the third quarter of fiscal 2010 was $3.6 million compared with revenue of $6.0 million in the corresponding period of the prior fiscal year. While revenue decreased on an overall basis, there were substantial increases in the Pharmaceutical, Retail and Professional markets.  The decline in overall revenue was predominantly attributable to the government sector, as Sharps transitioned from the product build-out to the maintenance phase of the $40 million, 5-year contract awarded to Sharps in February 2009 by an agency of the U.S. Government. Absent the $391 thousand in reduced billings associated with the transition to the contract's maintenance phase, billings in the core business were $3.1 million, a 9% improvement over core business billings in the prior year period. Reduced billings in the Home Healthcare market reflected special distributor incentive programs and ordering patterns by its larger home healthcare customers.  For the nine-month period ended March 31, 2010, revenue increased 157.2%, or $21.4 million, to $35.0 million compared with $13.6 million reported for the first nine months of fiscal 2009. The significant growth in the nine-month period was the result of an incremental $20.0 million in Government billings related to the aforementioned contract.

Third quarter 2010 net loss was $975 thousand compared with net income of $1.3 million in the third quarter of fiscal 2009. The decline was primarily a result of the negative impact on leverage from lower sales volumes and increased investments in operations infrastructure, the Company's new Waste Conversion Process and sales and marketing activities. On a per diluted share basis, the loss in the fiscal 2010 third quarter was $0.07 compared with net income of $0.09 in the prior year period. For the nine-month period ended March 31, 2010, net income was $10.5 million, or $0.70 per diluted share, up considerably from net income of $3.5 million, or $0.25 per diluted share for the corresponding period of the prior fiscal year. The increase in net income was primarily attributable to the U.S. Government contract billings as well as exceptionally strong Retail market billings driven by the strong flu season (seasonal and H1N1). The prior year-to-date results included a $1.8 million, or $0.13 per share, income tax credit related to the recognition of prior years' net operating losses.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, "During the third quarter, our core business, which excludes the Government market, continued to perform well reflecting the progress we are making in our targeted markets.  As we had previously indicated, we transitioned from the product build-out to the maintenance phase of our first major U.S. government contract. Our strategy is to capture a large part of the estimated $2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; those include the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices."

He went on to say, "Critical as well to our success is our ability to be innovative and continually find ways to improve the environment, which is Sharps Compliance's mission. Our recently introduced, patent-pending GREEN Waste Conversion Process™ which eliminates medical waste going into landfills by 100% is a testament to that effort. This process transforms discarded medical waste into a new product called PELLA-DRX™ – a clean, raw material used in the manufacture of industrial resources, vital to everything from highways to high-rise buildings. Our customers and prospects have expressed strong interest in our new capabilities and see this fitting well with their green initiatives."

Driving Core Business Growth; Delays in Closing Pharmaceutical Patient Support Programs

The $28.5 million build-out phase of the major government contract occurred throughout calendar year 2009. There will be approximately $1.6 million in revenue in calendar year 2010 for the maintenance component including the $0.4 million in the third quarter fiscal year 2010. In addition, the maintenance component of the contract includes approximately $3.0 million in years 2011, 2012 and 2013.

Pharmaceutical market billings were up five times, or $0.30 million, due primarily to the variability in the timing of orders related to the Company's major Patient Support Program ("PSP") customer. The Company generated $0.30 million in Retail billings, an increase of 328%, or $0.20 million, even as the 2009-2010 flu shot season subsided for retail pharmacies and clinics. Professional market billings rose 74%, or $0.16 million, driven by the positive impact of the Company's investment in an internal, outbound calling sales force and the awareness by professional offices of a cost-effective alternative to the traditional pick-up service.

David P. Tusa, Executive Vice President and Chief Financial Officer, noted, "We continue to invest in our sales infrastructure and sales, marketing and public relations activities as we work to capture a large share of the previously unexposed $2 billion market opportunity which we believe exists for the management of medical waste and unused medications outside large healthcare and hospital settings. Our inside sales initiative continues to grow as we reach out to the Professional market with our value added and cost-effective offering.  In most cases, these professional offices are not aware of the alternative to the traditional and very costly pick-up service.  We plan to continue to grow our inside sales staff and expect to add an additional 3 to 4 inside sales personnel by the end of June 2010 to our current staff of 6. In addition to the professional markets, our inside sales group is now also targeting smaller, independent home healthcare and assisted living facilities. Last year at this time, we did not have this initiative in place.

Although we remain very encouraged with the pipeline of pharmaceutical manufacturer opportunities that remain active, the sales cycle is slower than our initial expectations. We have ongoing discussions with 8 of the targeted 15 opportunities that we believe could benefit from our Patient Support Program and provide estimated annual revenue of over $25 million. The significance of the PSP is it not only addresses the legislative requirements that go into effect in July this year in California, but also helps to improve patient experience and compliance while providing our customers with critical patient outcome information. We believe the introduction of the PELLA-DRX Waste Conversion Process could be a key element to potentially accelerate the sales process as pharmaceutical manufacturers have responded very positively to this green, environmentally-focused initiative."

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were $3.5 million in the third quarter of fiscal 2010 compared with $5.8 million in the corresponding period of the prior fiscal year. Increased core billings helped to offset the decline in government market billings. Year-to-date total customer billings were $34.8 million in fiscal 2010 compared to $13.7 million in fiscal 2009, an increase of 154.0%.  (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Investments Made in Infrastructure to Enable Growth; Continued Expansion of Sales Capabilities

Gross margin was 24.3% in the third quarter of fiscal 2010 compared with gross margin of 59.2% in the fiscal 2009 third quarter. Third quarter gross margin was adversely impacted by lower volume, mix of products sold, and year-over-year investments of approximately $700 thousand in the Company's fixed cost structure for future expansion. This included adding operational personnel, expanding facilities space and the launch of the new Atlanta operations and distribution facility, which until January 2010 was focused on the U.S. Government contract product build-out phase. In addition, investments were made in the development and launch of PELLA-DRX and corresponding expansions at our treatment facility. Absent the incremental $700 thousand, third quarter gross margin would have been 44%. For the fiscal 2010 year-to-date period, gross margin improved to 64.1% compared with 49% in the same period the prior fiscal year.

Mr. Tusa commented, "We invested heavily in infrastructure during the third quarter of FY 2010 in order to facilitate our anticipated growth at this critical time. We made similar investments in the Company's infrastructure about 2 years ago and believe that now is the best time for us to expand to accommodate the many opportunities that we believe we can capture as well as facilitating the new Waste Conversion Process.  It is imperative that we have the infrastructure (operations and treatment facilities) and personnel in place in order to effectively execute on the anticipated growth in the business."

Selling, general and administrative (SG&A) expense was $2.2 million compared with $1.4 million reported in the same period of the prior year.  The increase of $753 thousand was a result of a significant increase in sales personnel, marketing and public relations costs for the core and government business as well as the PELLA-DRX Waste Conversion Process launch. There were also increases in patent preparation and filings expenses, legal expenses, and regulatory consulting fees. Non-cash stock-based compensation expense was $217 thousand for the quarter and $693 thousand for the year-to-date period. For the nine-month period ended March 31, 2010, SG&A expense was $6.1 million, compared with $4.0 million for the corresponding period of the prior year.

The Company expects SG&A expense for fiscal 2010 will be approximately $8.2 million, although it may flex higher for targeted sales and marketing activities.

For the third quarter of fiscal 2010, the Company incurred an operating loss of $1.4 million compared with operating income of $2.0 million reported in the same period of the prior year. For the nine-month period ended March 31, 2010, operating income was $16.0 million compared with operating income of $2.4 million for the same period the prior fiscal year.

Mr. Tusa added, "We believe continued investment in the Company's operational infrastructure as well as sales, marketing and public relations initiatives to be very important at this time as we continue to lead the creation of what we believe to be a $2 billion market opportunity in the management of medical waste and unused medications generated outside the hospital and large healthcare setting."

Balance Sheet

Cash and cash equivalents were $19.8 million March 31, 2010 compared with $4.8 million at June 30, 2009.  The significant increase in cash and cash equivalents was driven by cash generated from operations for the nine months ended March 31, 2010 of $10.2 million plus the net proceeds of $4.8 million from the public offering completed in the second quarter of 2010, and proceeds from stock option exercises of $873 thousand, less capital expenditures of $1.7 million.  Working capital was $22.7 million at March 31, 2010, an increase of $18.1 million over the June 30, 2009 level of $4.6 million.  At March 31, 2010, stockholders' equity and total assets were $27.4 million and $31.5 million, respectively, up from $9.6 million and $15.2 million, respectively, at June 30, 2009.

Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the "Bank"), no amounts were outstanding at March 31, 2010. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

Third Quarter Fiscal 2010 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:30 a.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the quarter ended March 31, 2010 and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps teleconference call can be accessed by dialing (201) 689-8560 and requesting conference ID number 349438. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (201) 612-7415, and enter account number 3055 and conference ID number 349438. The telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until 11:59 p.m. ET Thursday, May 6, 2010. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive medical waste and dispensed unused medication solution designed for emergency preparedness programs. Sharps also offers vendor managed inventory programs and Patient Support Programs which incorporate the Company's SharpsTracer™ system.

Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles, including customer billings information (GAAP). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2010	2009	% Change	2010	2009	% Change

Revenue	$3,639	$5,971	(39.1%)	$35,004	$13,610	157.2%

Cost of revenue	2,756	2,436	13.1%	12,572	6,938	81.2%
Gross profit	883	3,535	(75.0%)	22,432	6,672	236.2%
Gross margin	24.3%	59.2%		64.1%	49.0%
SG&A expense	2,195	1,442	52.2%	6,115	4,043	51.2%
Depreciation and amortization	127	108	17.6%	335	267	25.5%

Operating income (loss)	(1,439)	1,985		15,982	2,362
Operating margin	(39.5%)	33.2%		45.7%	17.4%
Other income (loss)	12	(1)		25	32

Net income (loss) before income taxes	$ (1,427)	$ 1,984		$ 16,007	$ 2,394
Income taxes (benefit)	(452)	654		5,546	(1,127)
Net income (loss)	$ (975)	$ 1,330		$ 10,461	$ 3,521

Net income (loss) per share
Basic	$ (0.07)	$ 0.10		$0.75	$0.27
Diluted	$ (0.07)	$ 0.09		$0.70	$0.25

Weighted Average Shares Outstanding
Basic	14,585	12,906		13,988	12,802
Diluted	14,585	14,084		14,872	13,874

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31, 2010	June 30, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 19,822	$ 4,792
Accounts receivable, net	1,580	1,606
Inventory	1,834	2,283
Prepaid and other current assets	2,563	776
Deferred income taxes	55	17
Total current assets	25,854	9,474
Property and equipment, net	4,615	3,445
Deferred income taxes, net of current portion	822	2,121
Intangible assets, net	175	148
Total assets	$ 31,466	$ 15,188

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,100	$ 2,499
Accrued liabilities	898	1,188
Current portion of deferred revenue	1,169	1,221
Total current liabilities	3,167	4,908
Long-term deferred revenue	539	625
Other liabilities	375	85
Total liabilities	4,081	5,618
Stockholders' equity:
Total stockholders' equity	27,385	9,570
Total liabilities and stockholders' equity	$ 31,466	$ 15,188

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three-Months Ended March 31,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,524	43.9%	$ 1,824	$ (300)	(16.4%)
Government	509	14.7%	2,973	(2,464)	(82.9%)
Professional	373	10.7%	215	158	73.5%
Pharmaceutical	332	9.6%	67	265	395.5%
Hospitality	258	7.4%	276	(18)	(6.5%)
Retail	257	7.4%	60	197	328.3%
Other	130	3.7%	199	(69)	(34.7%)
Agriculture	45	1.3%	92	(47)	(51.1%)
Commercial	44	1.3%	92	(48)	(52.2%)
Subtotal	3,472	100.0%	5,798	(2,326)	(40.1%)
GAAP Adjustment *	167		173	(6)	(3.5%)
Revenue Reported	$ 3,639		$ 5,971	$ (2,332)	(39.1%)

	Nine-Months Ended March 31,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Government	$ 23,226	66.7%	$ 3,093	$ 20,133	650.9%
Home Health Care	4,789	13.8%	5,440	(651)	(12.0%)
Retail	3,225	9.3%	1,356	1,869	137.8%
Professional	1,169	3.4%	776	393	50.6%
Hospitality	759	2.2%	707	52	7.4%
Pharmaceutical	642	1.8%	1,086	(444)	(40.9%)
Other	561	1.6%	497	64	12.9%
Agriculture	216	0.6%	359	(143)	(39.8%)
Commercial	207	0.6%	387	(180)	(46.5%)
Subtotal	34,794	100.0%	13,701	21,093	154.0%
GAAP Adjustment *	210		(91)	301	(330.8%)
Revenue Reported	$ 35,004		$ 13,610	$ 21,394	157.2%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.
CONTACT:  Sharps Compliance Corp.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com